CERTIFICATE OF AMENDMENT

                            CERTIFICATE OF INCORPORATION

                                        OF

                              PANAMSAT CORPORATION


     PanAmSat Corporation, a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), does hereby certify as follows:

          FIRST:    That, in accordance with the provisions of Section 242 of
the General Corporation Law of the State of Delaware (the "DGCL"), the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation (the "AMENDMENT") and declaring this Amendment advisable.

          SECOND:   That this Amendment has been consented to and duly approved and adopted by the sole stockholder of all of the issued and outstanding stock of the Corporation entitled to vote thereon in accordance with the provisions of
Section 228 and Section 242 of the DGCL and Article VI of the Certificate of Incorporation.

          THIRD:    That Article First of the Certificate of Incorporation of
the Corporation is hereby amended and restated in its entirety to read as follows:

                              "ARTICLE FIRST: NAME

                 The name of the corporation is Intelsat Corporation (the "CORPORATION")."

          FOURTH:   That this Amendment shall be effective on its filing with
the Secreatry of State of the State of Delaware.


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     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer this 3rd day of July, 2006.


                              PANAMSAT CORPORATION



                              /s/ Patricia Casey
                              ------------------------------------------
                              Name:  Patricia Casey
                              Title:  Deputy General Counsel
                                      and Secretary